[TEMPLE-INLAND INC. LOGO]


NEWS
RELEASE------------------------------------------------------

FOR IMMEDIATE RELEASE
CONTACT: Doyle R. Simons
         (512) 434-3737

       TEMPLE-INLAND INC. REPORTS SECOND QUARTER RESULTS


     AUSTIN, TEXAS, July 23, 2003 -- Temple-Inland Inc. today reported second quarter 2003 net income of $156 million, or $2.87 per diluted share, compared with second quarter 2002 net income of $15 million, or $0.29 per diluted share, and a first quarter 2003 loss of $18 million, or $0.32 per diluted share.

     Results for second quarter 2003 include: (i) a previously disclosed one-time tax benefit of $165 million, or $3.05 per diluted share, and (ii) an after-tax charge of $15 million, or $0.28 per diluted share, primarily associated with consolidation and supply-chain cost reduction initiatives. Results for second quarter 2002 included an after-tax charge of $0.19 per diluted share primarily related to fees associated with the early repayment of the bridge financing for the acquisition of Gaylord. Results for first quarter 2003 included after-tax charges totaling $0.10 per share primarily associated with the closure of two box plants and consolidation and supply-chain cost reduction initiatives.

Corrugated Packaging

     The corrugated packaging operation reported income of $1 million in second quarter 2003, compared with income of $29 million in second quarter 2002 and a loss of $4 million in first quarter 2003. The decline in earnings in second quarter 2003 compared with second quarter 2002 was primarily attributable to $13 million in higher energy costs, $7 million in higher pension expenses and lower box volumes. Income was up in second quarter 2003 compared with first quarter 2003 due to improved mill operations and higher box volumes.

     Average prices for boxes in second quarter 2003 were flat compared with second quarter 2002 and down 2% compared with first quarter 2003. The cost of OCC was down 7% compared with second quarter 2002, but up 16% compared with first quarter 2003.

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Temple-Inland Inc.                 A forest resource company
PO Box 40                          with major interests in
Austin, Texas  78767               corrugated packaging, building
                                   products and financial services
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


     Shipments of corrugated containers were down approximately
3% compared with second quarter 2002, but up 4% compared with first quarter 2003 levels. Mill downtime in second quarter 2003 was approximately 21,000 tons.

Building Products

     The building products operation reported income of $12 million in the quarter, compared with income of $21 million in second quarter 2002 and a loss of $9 million in first quarter 2003. Income for second quarter 2003 included $5 million in income from high-value land sales in the quarter, compared with $5 million in second quarter 2002 and $1 million in first quarter 2003. The average price for high-value land sales in second quarter 2003 was $6,000 per acre.

     Average prices for lumber were down 9% compared with second quarter 2002, but up 5% compared with first quarter 2003. Average prices for particleboard in the quarter were down 4% compared with the year ago second quarter, but up 3% compared with first quarter 2003. Medium density fiberboard (MDF) prices were down 4% compared with second quarter 2002 and down 2% compared with first quarter 2003. Gypsum prices were down 3% compared with second quarter 2002, but up 7% compared with first quarter 2003. Shipments for lumber in the quarter were up compared with second quarter 2002 and first quarter 2003. Shipments for particleboard, MDF and gypsum were down compared with second quarter 2002 and first quarter 2003.

Financial Services

     The financial services operation reported income of $44 million in the quarter, compared with $37 million in second quarter 2002 and $39 million in first quarter 2003. The improvement compared with second quarter 2002 and first quarter 2003 was primarily attributable to cost reduction initiatives, progress toward achieving asset allocation targets and record levels of originations by the mortgage banking operation.

Comments

     In announcing results, Kenneth M. Jastrow, II, chairman and chief executive officer of Temple-Inland Inc., said, "Although improved from the first quarter, our results for the second quarter continued to reflect challenging business conditions resulting from the sluggish U.S. manufacturing economy. Despite this environment, free cash flow allowed reduction of debt by approximately $75 million in the quarter. We remain committed to disciplined capital expenditures and are focused on lowering costs through our consolidation and supply-chain initiatives. In addition, we are pursuing further cost reduction opportunities in all operations.

     "In our corrugated packaging business, demand for boxes remains lackluster and improvement is dependent on the U.S. economy. The mills operated well in the quarter, and our high level of integration allowed us to take only minimal downtime.

     "Lumber and gypsum markets improved in the quarter, and an August price increase has been announced for gypsum.
Particleboard and MDF markets continue to be oversupplied.

     "Earnings from financial services improved in the second quarter compared with both the year ago and prior quarter.
Earnings for this operation should continue to improve for the balance of the year."

     Temple-Inland Inc. is a major manufacturer of corrugated packaging and building products, with a diversified financial services operation. The Company's 2.1 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative (SFISM) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock (TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.

     This release contains forward-looking statements that involve risks and uncertainties. The actual results achieved by Temple-Inland may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland and its subsidiaries; competitive actions by other companies; changes in laws or regulations; the accuracy of certain judgments and estimates concerning the integration of Gaylord into the operations of the company; the accuracy of certain judgments and estimates concerning the company's consolidation and supply chain initiatives; and other factors, many of which are beyond the control of Temple-Inland and its subsidiaries.

               TEMPLE-INLAND INC. AND SUBSIDIARIES
                           (UNAUDITED)
             (in millions, except per share amounts)



                                        Second Quarter       Six Months
                                                                Ended
                                        2003      2002      2003     2002
                                        ----      ----      ----     ----
Total revenues                        $ 1,182   $ 1,190   $ 2,317  $ 2,210
                                        =====     =====     =====    =====

Income from continuing operations     $   155   $    16   $   138  $    31
Effect of accounting change                 -         -        (1)      (1)
Discontinued operations                     1        (1)        1      (11)
                                        -----     -----     -----    -----
Net income                            $   156   $    15   $   138  $    19
                                        =====     =====     =====    =====

Diluted earnings per share:
  Income from continuing operations   $  2.86   $  0.31   $  2.55  $  0.61
  Effect of accounting change               -         -     (0.01)   (0.22)
  Discontinued operations                0.01     (0.02)     0.01    (0.02)
                                        -----     -----     -----    -----
    Net income                        $  2.87   $  0.29   $  2.55  $  0.37
                                        =====     =====     =====    =====

Average shares outstanding -
  diluted                                54.1      52.4      54.1     51.0


                        Business Segments


Revenues
--------
Corrugated packaging                  $   685   $   703   $ 1,352  $ 1,260
Building products                         192       218       372      408
Financial services                        305       269       593      542
                                        -----     -----     -----    -----
    Total revenues                    $ 1,182   $ 1,190   $ 2,317  $ 2,210
                                        =====     =====     =====    =====
Income
Corrugated packaging                  $     1   $    29   $    (3) $    51
Building products                          12        21         3       31
Financial services                         44        37        83       71
                                        -----     -----     -----    -----
  Segment operating income                 57        87        83      153
Unallocated general and
   administrative expense                 (11)       (8)      (22)     (18)
Other expense                             (23)      (17)      (32)     (24)
Parent company interest                   (35)      (36)      (70)     (61)
                                        -----     -----     -----    -----
  Income (loss) before taxes              (12)       26       (41)      50
Income (taxes) benefit                    167       (10)      179      (19)
                                        -----     -----     -----    -----
Income from continuing operations         155        16       138       31
Effect of accounting change                 -         -        (1)     (11)
Discontinued operations                     1        (1)        1       (1)
                                        -----     -----     -----    -----
    Net income                        $   156   $    15   $   138  $    19
                                        =====     =====     =====    =====

               TEMPLE-INLAND INC. AND SUBSIDIARIES
                           (UNAUDITED)


                                        Second Quarter        Six Months
                                                                Ended
                                         2003     2002     2003      2002
                                         ----     ----     ----      ----
                                               (dollars in millions)
Revenues
Corrugated Packaging (b)              $   685   $   703   $ 1,352  $ 1,260

Building Products
  Pine lumber                         $    64   $    66   $   120  $   118
  Particleboard                            36        47        75       90
  Medium density fiberboard                23        33        49       59
  Gypsum wallboard                         16        20        34       39
  Fiberboard                               17        18        31       34
  Other                                    36        34        63       68
                                        -----     -----     -----    -----
    Total Building Products           $   192   $   218   $   372  $   408
                                        =====     =====     =====    =====

Unit sales
Corrugated Packaging (b),
   thousands of tons                      956       973     1,860    1,713

Building Products Group
  Pine lumber, mbf                        216       202       414      375
  Particleboard, msf                      140       177       295      337
  Medium density fiberboard, msf           57        85       121      152
  Gypsum wallboard, msf                   146       166       307      339
  Fiberboard, msf                         102       109       189      206


(a)  Revenues and unit sales do not include joint venture operations.

(b)  Includes boxes sold and open market sales of linerboard.

Note: Data for corrugated packaging for 2003 is not comparable due to the effects of acquisitions completed in 2002.